Exhibit 1

THIS DOCUMENT IS IMPORTANT AND REQUIRES THE IMMEDIATE ATTENTION OF BONDHOLDERS. IF BONDHOLDERS ARE IN ANY DOUBT AS TO THE ACTION THEY SHOULD TAKE, THEY SHOULD CONSULT THEIR OWN INDEPENDENT FINANCIAL ADVISERS.

PETROPAVLOVSK 2010 LIMITED

(incorporated with limited liability in Jersey with registered number 104830)
(the Issuer)

US$380,000,000 4.00 per cent Guaranteed Convertible Bonds due 2015
(of which US$310,500,000 in principal amount remain outstanding)

ISIN: XS0482875811

(the Bonds)

convertible into redeemable preference shares
of Petropavlovsk 2010 Limited which are guaranteed by,
and will be exchangeable immediately upon issuance for, ordinary shares in

PETROPAVLOVSK PLC

(incorporated with limited liability in England and Wales with registered number 04343841)
(the Guarantor)

The following resolution is proposed as a resolution in writing and that such resolution takes effect as an Extraordinary Resolution in accordance with Schedule 3 (Provisions for Meetings of Bondholders) to the trust deed dated 18 February 2010 (the Trust Deed) between the Issuer, the Guarantor and BNP Paribas Trust Corporation UK Limited (the Trustee), in respect of the Bonds.

Unless the context otherwise requires, capitalised terms used in this document (including the Extraordinary Resolution) shall bear the meanings given to them in the Trust Deed.

EXTRAORDINARY RESOLUTION

THE TERMS OF THE EXTRAORDINARY RESOLUTION are as follows:

THAT the holder (the Bondholder) of the US$380,000,000 4.00 per cent Guaranteed Convertible Bonds due 2015 (of which US$310,500,000 in principal amount remain outstanding) (the Bonds) convertible into redeemable preference shares of Petropavlovsk 2010 Limited (the Issuer), which are guaranteed by, and will be exchangeable immediately upon issuance for, ordinary shares of Petropavlovsk PLC (the Guarantor) (constituted by the trust deed dated 18 February 2010 (the Trust Deed) between the Issuer, the Guarantor and BNP Paribas Trust Corporation UK Limited (the Trustee)) hereby RESOLVES to:

(1)	assent and agree to the modification of the Terms and Conditions of the Bonds as set out in Schedule 1 (Form of Original Definitive Registered Bond) to the Trust Deed (the Conditions) by amending the definition of the Final Maturity Date appearing in Condition 4 from 18 February 2015 to 18 March 2015, such that the Final Maturity Date of the Bonds shall with effect from the date of the Supplemental Trust Deed (as defined below) be 18 March 2015 instead of 18 February 2015, and all references to the defined term the Final Maturity Date in the Trust Deed and the Conditions shall be construed accordingly (the Modifications);

(2)	assent and agree to the continued accrual of scheduled interest only on the Bonds pursuant to the Modifications in accordance with the provisions set out in Condition 7 to, but excluding, 18 March 2015, and to the continued obligation of the Issuer pursuant to the Modifications to redeem each Bond then outstanding at its principal amount on 18 March 2015 in accordance with Condition 9(a);

(3)	assent and agree to the Modifications being effected in accordance with and pursuant to the relevant terms of the Trust Deed and the Conditions and, for the avoidance of doubt, agree that the Modifications do not constitute and shall not be construed by the Bondholders or the Trustee as an Event of Default or Potential Event of Default and do not constitute and shall not be construed by the Bondholders or the Trustee as any form of waiver of any actual or potential default;

(4)	authorise, direct, request and empower the Trustee to concur in the Modifications and, in order to give effect thereto and to implement the same, forthwith to execute and deliver the draft supplemental trust deed (the Supplemental Trust Deed) attached to this document and to execute and do, all such other deeds, instruments, acts and things as may be necessary to carry out and give effect to this Extraordinary Resolution;

(5)	discharge and exonerate each of the Trustee and the Registered Holder (as defined in this document) from all liability for which it may have become or may become responsible under the Trust Deed, the Bonds or otherwise in respect of any act or omission in connection with the Modifications, their implementation or this Extraordinary Resolution; and

(6)	sanction and assent to every abrogation, amendment, modification, compromise or arrangement arising directly from the Modifications and their implementation in respect of the rights of the Bondholders against the Issuer, the Guarantor or against any of their respective property whether such rights shall arise under the Trust Deed or otherwise.

Background

The Guarantor announced a preliminary agreement with some of the Bondholders on a refinancing plan (the Refinancing) on 8 December 2014. The full terms of the Refinancing will be notified to Bondholders in due course pursuant to an explanatory memorandum from the Guarantor and/or the Issuer, and the approval of Bondholders to such Refinancing will be sought by way of an additional Extraordinary Resolution.

General

None of the Issuer, the Guarantor or the Trustee express any view or make any recommendations as to the merits of the Extraordinary Resolution or any view on whether the Bondholders, whether individually or as a class, would be acting in their best interests in voting for or against the Extraordinary Resolution, but the Trustee has authorised it to be stated that it has no objection to the Extraordinary Resolution being put to Bondholders for their consideration. The Trustee has not approved this document for the purposes of Section 21 of the Financial Services and Markets Act 2000. No responsibility or liability is or will be accepted by the Trustee in relation to the accuracy or completeness of this document or any other written or oral information made available to any person receiving this document or its advisers and any such liability is expressly disclaimed.

Nothing in this document should be construed as a recommendation to the Bondholders from the Trustee, the Issuer or the Guarantor to vote for or against the Extraordinary Resolution. Accordingly, each of the Issuer, the Guarantor and the Trustee recommends that Bondholders who are unsure of the impact of the Extraordinary Resolution should seek their own financial and legal advice.

Agreement by the Bondholder

(a)	An Extraordinary Resolution is passed when a resolution in writing is signed by or on behalf of the Bondholders in accordance with Schedule 3 (Provisions for Meetings of Bondholders) to the Trust Deed, which resolution may be contained in one document or in several documents in like form each signed by or on behalf of one or more of the Bondholders. If passed, an Extraordinary Resolution will be binding upon all Bondholders.

(b)	We certify that on or prior to the date hereof Bonds of the aggregate principal amounts shown in paragraph (c) below will be held to the order of BNP Paribas Securities Services, Luxembourg Branch as the Principal Paying, Transfer, Conversion and Exchange Agent with respect to the Bonds on terms that no such Bonds will be released until the first to occur of:

(i)	execution by the Trustee, the Issuer and the Guarantor of the Supplemental Trust Deed referred to in paragraph (4) above; and

(ii)	upon such Bonds ceasing in accordance with the procedures of the relevant Clearing System (as defined below) and with the agreement of the Principal Paying, Transfer, Conversion and Exchange Agent to be held to its order or under its control.

(c)	We hereby vote as follows:

For	US$

Against	US$

Abstain	US$

(d)	We note that the deadline for receipt of instructions from Bondholders is the earlier of (1) the time and date when votes for the resolution representing 75 per cent or more of the aggregate principal amount of the Bonds outstanding have been received and (2) 12:00 pm (London time) on Wednesday 31 December 2014.

We being the Bondholder resolve and agree that the above resolution is passed as a resolution in writing and that such resolution takes effect as an Extraordinary Resolution in accordance with Schedule 3 to the Trust Deed (Provisions for Meetings of Bondholders).

Signature:

Name:

Date:

The consent for the Modifications being sought involve the securities of a company incorporated under the laws of Jersey and for the securities of a company incorporated under the laws of England and Wales, and is subject to Jersey disclosure requirements and English law disclosure requirements, which are different from those of the United States. The financial information published by the Guarantor is prepared in accordance with International Financial Reporting Standards and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. Any offer of new securities will be made (a) in the United States pursuant to the exemption from (i) the US registration requirements under the Securities Act of 1933 provided by Rule 802 thereunder and (ii) the US tender offer rule requirements under the Securities Exchange Act of 1934 provided by Rule 14d-1(c) thereunder and (b) otherwise in accordance with the requirements of Jersey law and English law. Accordingly, the consent for the Modifications will be subject to disclosure and other procedural requirements, including with respect to timetable, that are different from those applicable under US registration requirements and US domestic tender offer procedures and law.

It may be difficult for US holders of the Bonds to enforce their rights and any claim arising out of the US federal securities laws, since each of the Issuer and the Guarantor is located in a country other than the United States, and some or all of their respective officers and directors may be residents of a country other than the United States. US holders of the Bonds may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment. US holders of the Bonds should be aware that each of the Issuer and the Guarantor of the Bonds may purchase the Bonds in other transactions, such as in open market or privately negotiated purchases.

This document is provided by Petropavlovsk 2010 Limited, 13-14 Esplanade, St Helier, Jersey JE1 1BD, Channel Islands

Dated: 22 December 2014

PROCEDURE FOR SIGNING THIS RESOLUTION IN WRITING

The procedure for signing this resolution in writing (Written Resolution) is set out below.

The Bonds are currently represented by a global bond held by and registered in the name of BNP Paribas Securities Services (Registered Holder) as nominee for Euroclear Bank SA/NV and Clearstream Banking, société anonyme (together Clearing Systems, each a Clearing System).

Each person (Beneficial Owner) who is the owner of a particular principal amount of the Bonds, as shown in the records of a Clearing System or its accountholders (Direct Participants), should note that such person will not be a Bondholder for the purposes of this Written Resolution and will only be entitled to sign this Written Resolution in accordance with the procedures set out below. On this basis, the only Bondholder for the purposes of this Written Resolution will be the Registered Holder.

A Direct Participant (directly or on behalf of Beneficial Owner(s)) who has submitted to the Clearing System an electronic consent and blocking instruction (Electronic Consent Instruction) which must be submitted by those Bondholders wishing to sign this Written Resolution in accordance with the requirements of the relevant Clearing System in respect of Bonds in a denomination of US$100,000 or integral multiples thereof in the form specified in the relevant notice to be sent to Direct Participants by each of the Clearing Systems with respect to this Written Resolution need take no further action in relation to this Written Resolution. By submitting or delivering a duly completed Electronic Consent Instruction to the relevant Clearing Systems, the relevant Direct Participant (directly or on behalf of the Beneficial Owner(s)) instructs the Registered Holder to complete and sign this Written Resolution.

Bondholders and Direct Participants must take the appropriate steps through the relevant Clearing System to ensure that no transfers may be effected in relation to such blocked Bonds at any time after such date, in accordance with the requirements of the relevant Clearing System. By blocking its Bonds in the relevant Clearing System, each Bondholder and Direct Participant will be deemed to consent to the relevant Clearing System providing details concerning such Bondholder’s and/or Direct Participant’s identity to the Issuer and its professional advisers.

Only Direct Participants may submit Electronic Consent Instructions. If a Bondholder or Beneficial Owner is not a Direct Participant, it must arrange for the Direct Participant through which it holds Bonds to submit an Electronic Consent Instruction on its behalf to the relevant Clearing System.

An Electronic Consent Instruction once given cannot be revoked. In the event that the Registered Holder is instructed by or on behalf of the Beneficial Owners of not less than 75 per cent in principal amount of the Bonds for the time being outstanding prior to 12:00 pm (London time) on Wednesday 31 December 2014 (the Long-stop Date), then the Registered Holder shall execute the Written Resolution which may occur prior to the Long-stop Date.